EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of S&W Seed on Form S-1 Company of our report dated September 20, 2017 on the consolidated financial statements of S&W Seed Company appearing in the 2017 Form 10-K of S&W Seed Company, and to the reference to us under the heading "Experts" in the prospectus.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

San Francisco, California
October 4, 2017